CORRECTION - Press Release: RINO International Corp. Provides 2009 Guidance: Expects Revenues to Surpass $176 million

    DALIAN, China, Feb. 19 /PRNewswire-Asia-FirstCall/ -- RINO International Corp. (OTC Bulletin Board: RINO), through its subsidiaries and controlled affiliates in the People’s Republic of China (collectively, the “Company” or “RINO”), designs, manufactures, installs and services proprietary and patented wastewater treatment, desulphurization equipment, and high temperature anti-oxidation systems for iron and steel manufacturers in the People’s Republic of China ("PRC"), today announced the following correction in its press release “RINO International Corp. Provides 2009 Guidance: Expects Revenues to Surpass $176 million”, which was published on February 17, 2009.

    Correction in Third Paragraph

    Before Correction: As key components of our product mix, we expect 2009 revenues for waste water treatment, desulphurization and anti-oxidation revenues to grow by approximately 50%, 10% and 300%, respectively, compared with 2008 while maintaining a similar margin profile.

    After Correction: As key components of our product mix, we expect 2009 revenues for waste water treatment, desulphurization and anti-oxidation revenues to grow by approximately 10%, 50% and 300%, respectively, compared with 2008 while maintaining a similar margin profile.

    About RINO International Corporation
    RINO International Corporation, through its direct and indirect subsidiaries, including Innomind Group Limited and Dalian Innomind Environment Engineering Co., Ltd., its contractually-controlled affiliate, Dalian RINO Environmental Engineering Science and Technology Co., Ltd. ("Dalian Rino") and Dalian Rino Environment Project Design Co., Ltd., a wholly-owned subsidiary of Dalian Rino, is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or improve energy utilization. RINO’s manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

    Additional information about the Company is available at the Company’s website: http://www.rinogroup.com .

    Cautionary Statement Regarding Forward-Looking Information
    Certain statement in this press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and the Registration Statement on Form SB-2, as amended, filed with the SEC on November 19, 2007.

    For more information, please contact:

    For the Company:
     Amy Qiu
     Tel:   +86-411-8766-1233
     Email: aqiu@rinogroup.com

    Investors:
     Matt Hayden
     HC International, Inc.
     Tel:   +1-561-245-5155
     Email: matt.hayden@hcinternational.net

SOURCE  RINO International Corp.